Exhibit 99.6 (a)

House Property Certificate in People’s Republic of China

No. 000057 Hohhot City Suburb

Owner of house: Inner Mongolia Tehong Coal Co., Ltd

Nature of ownership: private owned

Address of house: Heilanbuta Village, Xibazha Countryside

Statement of house: Building 1;

Structure: brick mixed structure

Floor 1

Construction Acreage: 197.88m²

Issue authority (stamp): Hohhot City Suburb House Management and Exchange Office

Issue date: Nov 12, 2000

Real Estate Ichnography

        Drawing No.

Stamp: Hohhot City Suburb House Management and Exchange Office Qifeng stamp

Floor 1 Ichnography

Scale: 1:500

Floor 1 acreage: 197.88 m²

Scale: 1:400